Exhibit 3.2

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
OMTHERA PHARMACEUTICALS, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Omthera Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST:                                That the name of this corporation is Omthera Pharmaceuticals, Inc., and that this corporation was originally incorporated pursuant to the DGCL on November 19, 2008.

SECOND:                 That the Board of Directors duly adopted resolutions proposing to amend the Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended as follows:

1.                                      The Certificate of Incorporation is hereby amended by deleting the first sentence of Article FOURTH thereof and inserting in lieu of said sentence the following new sentence:

“FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 22,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 14,953,835 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

Effective immediately upon the filing of this Certificate of Amendment to Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), every 1.3953 shares of Common Stock then issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be combined into 1 share of Common Stock, without any further action by the holders of such shares (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Corporation’s Board of Directors. Whether or not fractional shares would be issuable upon the Reverse Stock Split shall be determined on the basis of the total number of shares of Common Stock held by each holder.”

2.                                      The Certificate of Incorporation is hereby amended by deleting the first sentence of Section B of Article FOURTH thereof and inserting in lieu of said sentence the following new sentence:

“4,694,375 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” and 10,259,460 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock,” in each case with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.”

3.                                      The Certificate of Incorporation is hereby amended by inserting the following immediately after Article ELEVENTH thereof:

“TWELFTH:  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law or the Corporation’s Certificate of Incorporation or By-laws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.”

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IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on                                   , 2013.

By:
Name:	Gerald Wisler
Title:	President and CEO